Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2013 THIRD QUARTER RESULTS

ARMONK, NY, November 12, 2013 — VISANT CORPORATION today announced results for its third fiscal quarter ended September 28, 2013, including consolidated net sales of $207.6 million, compared to $206.9 million for its third quarter ended September 29, 2012, an increase of approximately 0.3%. Visant reported a consolidated net loss of $27.0 million for the third quarter of 2013 compared to a net loss of $19.5 million for the third quarter of 2012. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $34.7 million for the third fiscal quarter of 2013, a decrease of $4.5 million, compared to consolidated Adjusted EBITDA of $39.2 million for the third fiscal quarter of 2012.

For the nine months ended September 28, 2013, consolidated net sales were $901.0 million, a decrease of approximately 3.2%, compared to $930.4 million for the nine months ended September 29, 2012. Consolidated net income decreased to $14.7 million during the nine-month period ended September 28, 2013 compared to net income of $27.0 million for the comparable period in fiscal year 2012. Consolidated Adjusted EBITDA totaled $251.5 million for the nine-month period ended September 28, 2013, a decrease of 4.1%, compared to Adjusted EBITDA of $262.1 million for the comparable period in fiscal year 2012.

Net sales for the Scholastic segment were $44.5 million for the third fiscal quarter of 2013 compared to $41.7 million for the third fiscal quarter of 2012. This increase was primarily attributable to higher volume in professional championship jewelry.

Net sales for the Memory Book segment were $63.2 million for the third fiscal quarter of 2013 compared to $66.5 million for the third fiscal quarter of 2012. This decrease was primarily attributable to lower yearbook volume.

Net sales for the Marketing and Publishing Services segment for the third fiscal quarter of 2013 increased $1.2 million to $100.1 million from $98.9 million for the third fiscal quarter of 2012. This increase included sales attributable to the Company’s acquisition of SAS Carestia (“Carestia”), a leader in fragrance sampling in Europe, which closed on July 1, 2013. Excluding the impact attributable to the acquisition of Carestia, net sales declined $3.3 million compared to the third fiscal quarter of 2013, primarily due to lower sampling volume in North America.

Adjusted EBITDA for the Scholastic segment was a loss of $8.7 million for the third fiscal quarter of 2013, compared to a loss of $9.1 million for the third fiscal quarter of 2012, due to higher professional championship volume and lower overall costs.

Adjusted EBITDA for the Memory Book segment for the third fiscal quarter of 2013 was $21.6 million, a decrease of $1.4 million, compared to $23.0 million for the third fiscal quarter of 2012. This decrease was primarily attributable to lower volume and higher variable compensation costs, partially offset by the impact of cost saving initiatives and lower pension expense.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $21.7 million for the third fiscal quarter of 2013 compared to $25.2 million for the third fiscal quarter of 2012. This decrease was primarily due to lower volume and a shift in sales mix in our sampling operations. In addition, the third fiscal quarter of 2012 included $1.4 million of Adjusted EBITDA attributable to the integrated marketing programs produced under the collaborative business arrangement in which Visant participated with an affiliate until the third fiscal quarter of 2012.

Net sales for the Scholastic segment for the nine-month period ended September 28, 2013 decreased by $7.9 million, or 2.4%, to $317.2 million compared to $325.1 million for the nine-month period ended September 29, 2012. This decrease was primarily attributable to lower volume in our announcement products and lower revenue from professional championship jewelry compared to 2012. Partially offsetting the decrease was the shift of approximately $4.0 million of jewelry sales to the 2013 fiscal year from the fall of 2012.

Net sales for the Memory Book segment were $316.6 million for the nine-month period ended September 28, 2013, a decrease of 3.9%, compared to $329.6 million for the nine-month period ended September 29, 2012. This decrease was primarily attributable to lower yearbook volume.

Net sales for the Marketing and Publishing Services segment decreased to $267.7 million for the nine-month period ended September 28, 2013 compared to $276.2 million during the nine-month period ended September 29, 2012. This decrease was primarily attributable to lower volume in our publishing services and sampling operations, partially offset by the impact of sales attributable to the acquisition of Carestia and higher volume in our direct mail operations.

For the nine-month period ended September 28, 2013, the Scholastic segment reported Adjusted EBITDA of $55.8 million, an increase of $4.5 million, compared to $51.3 million for the prior year comparative period. This increase was primarily due to lower overall costs, including lower selling and administrative expenses, material costs and pension expense.

Our Memory Book segment reported Adjusted EBITDA of $143.3 million for the nine-month period ended September 28, 2013, a decrease of $4.0 million, compared to $147.3 million for the nine-month period ended September 29, 2012. This decrease was primarily due to lower volume partially offset by lower overall costs as a result of cost saving initiatives and lower pension expense.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $52.4 million for the nine-month period ended September 28, 2013, a decrease of $11.1 million, compared to $63.5 million for the prior year comparative period. This decrease was primarily due to lower volume in our sampling business, including the impact of a shift in sales mix in our sampling operations. In addition, the 2012 period included the $1.4 million of Adjusted EBITDA attributable to the integrated marketing services collaborative business arrangement previously referred to.

Consolidated Indebtedness

As of September 28, 2013, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $1,905.1 million, including $19.0 million outstanding under its revolving credit facilities, $9.0 million of capital lease and equipment financing obligations and exclusive of original issue discount of $12.7 million related to the term loan under the senior secured credit facilities. Visant’s cash position as of September 28, 2013 totaled $33.3 million.

Based on seasonality of our cash flow, Visant traditionally borrows under its revolving credit facility during the third fiscal quarter to fund general working capital needs. The Company paid approximately $52.1 million of interest under its senior notes and senior secured credit facilities directly following the end of the third fiscal quarter.

Visant has provided a reconciliation of net income to Adjusted EBITDA and EBITDA to Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the 2013 third quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance, cosmetic and personal care sampling and packaging, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems and packaging, primarily for the fragrance, cosmetic and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but rather predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2012.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; developments in technology and related changes in consumer behavior; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems and associated security risks; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations, including tax legislation; the application of privacy laws and other related obligations and liabilities for our business; the textbook adoption cycle and levels of government funding for education spending; risks associated with doing business outside the United States; control by our stockholders; changes in market value of the securities held in our pension plans; and our dependence on members of senior management.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this release may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Nine months ended
	September 28,	September 29,	September 28,	September 29,
In thousands	2013	2012	2013	2012
Net sales	$207,551	$206,899	$901,023	$930,357
Cost of products sold	114,667	109,394	425,173	434,118

Gross profit	92,884	97,505	475,850	496,239
Selling and administrative expenses	80,901	87,467	309,950	320,574
Gain on disposal of fixed assets	(69)	(149)	(42)	(2,315)
Special charges (1)	7,951	1,938	11,481	10,630

Operating income	4,101	8,249	154,461	167,350
Interest expense, net	38,587	39,453	116,361	118,372

(Loss) income before income taxes	(34,486)	(31,204)	38,100	48,978
(Benefit from) provision for income taxes	(7,438)	(11,753)	23,363	21,953

Net (loss) income	$(27,048)	$(19,451)	$14,737	$27,025

Adjusted EBITDA (2)	$34,650	$39,163	$251,528	$262,147

Adjusted EBITDA Reconciliation:

In thousands
Net (loss) income	$(27,048)	$(19,451)	$14,737	$27,025
Interest expense, net	38,587	39,453	116,361	118,372
(Benefit from) provision for income taxes	(7,438)	(11,753)	23,363	21,953
Depreciation and amortization expense	19,858	25,269	71,834	76,840

EBITDA	23,959	33,518	226,295	244,190

Special charges (1)	7,951	1,938	11,481	10,630
Gain on disposal of fixed assets	(69)	(149)	(42)	(2,315)
Stock-based compensation (3)	554	179	662	393
Non-recurring employment-related expenses (4)	518	—	6,851	—
Other (5)	1,737	3,677	6,281	9,249

Adjusted EBITDA (2)	$34,650	$39,163	$251,528	$262,147

(1)	Special charges for the third fiscal quarter ended September 28, 2013 included a non-recurring charge of approximately $7.7 million related to the mutual termination of a multi-year marketing and sponsorship arrangement entered into by Jostens in 2007. Also included in special charges for the third fiscal quarter ended September 28, 2013 were $0.2 million and $0.1 million of severance and related benefits associated with reductions in force in the Marketing and Publishing Services and Scholastic segments, respectively.

Special charges for the nine months ended September 28, 2013 included a non-recurring charge of approximately $7.7 million related to the mutual termination of a multi-year marketing and sponsorship arrangement entered into by Jostens in 2007 and $0.7 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the nine months ended September 28, 2013 were $1.9 million, $0.8 million and $0.4 million of severance and related benefits associated with reductions in force in the Scholastic, Memory Book and Marketing and Publishing Services segments, respectively.

Special charges for the third fiscal quarter ended September 29, 2012 included $1.8 million of costs in the Memory Book segment, consisting of $0.4 million of severance and related benefits and $1.4 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the third fiscal quarter ended September 29, 2012 were $0.2 million of costs in the Marketing and Publishing Services segment, consisting of severance and related benefits associated with reductions in force.

Special charges for the nine months ended September 29, 2012 included $7.3 million of costs in the Memory Book segment, consisting of $5.9 million of severance and related benefits and $1.4 million of non-cash asset impairment charges associated with the consolidation of our Topeka, Kansas facility. Also included in special charges for the nine months ended September 29, 2012 were $0.9 million and $2.2 million of costs in the Scholastic and Marketing and Publishing Services segments, respectively, consisting of severance and related benefits associated with reductions in force and the consolidation of certain operations and approximately $0.3 million of non-cash asset related impairment charges.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding 10.00% senior notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing the senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant Corporation of stock-based compensation expense.

(4)	Reflects amounts included in selling and administrative expenses for non-recurring employment expenses related to certain executive transitions.

(5)	Other charges for the quarter ended September 28, 2013 included $1.0 million of management fees, $0.2 million of acquisition-related costs, $0.1 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, and $0.4 million of other costs that are non-recurring in nature.

Other charges for the nine months ended September 28, 2013 included $2.9 million of management fees, $1.0 million of costs related to the relocation of certain manufacturing equipment and the consolidation of certain facilities in the Memory Book segment, $0.8 million of acquisition-related costs, $0.2 million of non-recurring professional fees and $1.4 million of other costs that are non-recurring in nature.

Other charges for the quarter ended September 29, 2012 included $1.2 million and $0.7 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the consolidation of certain facilities in the Memory Book segment and the Marketing and Publishing Services segments, respectively. Also included were $0.9 million of management fees, $0.6 million of non-recurring professional fees and $0.2 million of other costs that are non-recurring in nature.

Other charges for the nine months ended September 29, 2012 included $2.0 million and $1.8 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Marketing and Publishing Services segment and the Memory Book segment, respectively. In addition, in the Scholastic segment, there were $0.6 million of costs associated with the donation to the local industrial development authority of our Unadilla, Georgia facility. Also included are $2.8 million of management fees, $0.8 million of non-recurring professional fees and $1.2 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
	September 28,	September 29,
In thousands	2013	2012	$ Change	% Change
Net sales
Scholastic	$44,471	$41,740	$2,731	6.5%
Memory Book	63,164	66,481	(3,317)	(5.0%)
Marketing and Publishing Services	100,085	98,882	1,203	1.2%
Inter-segment eliminations	(169)	(204)	35	NM

	$207,551	$206,899	$652	0.3%

Adjusted EBITDA
Scholastic	$(8,704)	$(9,100)	$396	4.4%
Memory Book	21,627	23,020	(1,393)	(6.1%)
Marketing and Publishing Services	21,727	25,243	(3,516)	(13.9%)

	$34,650	$39,163	$(4,513)	(11.5%)

Adjusted EBITDA margin	16.7%	18.9%

NM = not meaningful

	Nine months ended
	September 28,	September 29,
In thousands	2013	2012	$ Change	% Change
Net sales
Scholastic	$317,194	$325,078	$(7,884)	(2.4%)
Memory Book	316,583	329,569	(12,986)	(3.9%)
Marketing and Publishing Services	267,650	276,192	(8,542)	(3.1%)
Inter-segment eliminations	(404)	(482)	78	NM

	$901,023	$930,357	$(29,334)	(3.2%)

Adjusted EBITDA
Scholastic	$55,791	$51,299	$4,492	8.8%
Memory Book	143,331	147,306	(3,975)	(2.7%)
Marketing and Publishing Services	52,406	63,542	(11,136)	(17.5%)

	$251,528	$262,147	$(10,619)	(4.1%)

Adjusted EBITDA margin	27.9%	28.2%

NM = not meaningful